EXHIBIT 5.1

February 26, 2002

ARS Networks, Incorporated
100 Walnut Street
Champlain, New York 12919

Re:   ARS Networks, Incorporated, a New Hampshire corporation (the "Corporation")
           Registration Statement on Form S-8 (the "Registration Statement")

Gentlemen:

We have acted as counsel to the Corporation in connection with the issuance of up to 7,824,284 shares of the Corporation's Common Stock (the "Common Stock") under the Registration Statement. The Common Stock will be issued under various employee benefit plans (collectively, the "Employee Benefit Plans"), as more particularly described in the Registration Statement. Further, of the total number shares of Common Stock to be issued, up to 7,674,284 shares of common stock will be issued upon the exercise of options.

We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-B promulgated under the 1933 Act for filing as Exhibit 5.1 to the Registration Statement. We are admitted to practice law solely in the State of Florida, and, for the purposes of this opinion, assume that the laws of the State of New Hampshire (i.e., the laws governing the issuance of common stock by the Corporation) are identical in all material respects to the laws of the State of Florida.

We are familiar with the Registration Statement, and we have examined the Corporation's Articles of Incorporation, as amended to date, the Corporation's Bylaws, as amended to date, and minutes and resolutions of the Corporation's Board of Directors and shareholders. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law as we have deemed necessary or appropriate for the purpose of this opinion.

Based upon the foregoing, we are of the opinion that the shares of Common Stock to be issued by the Company under the Employee Benefit Plans, when issued, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof in connection with the matters referred to under the caption "Legal Matters."

Very truly yours,

KIRKPATRICK & LOCKHART LLP